                                                                                                                        Exhibit 99.1

The Inventure Group, Inc.

Reports Third Quarter 2007 Financial Results

Phoenix, Ariz. — October 30, 2007 — The Inventure Group, Inc. (Nasdaq: SNAK) today reported financial results for the third quarter ended September 29, 2007.

Net revenues for the third quarter of fiscal 2007 were $25.4 million, up 44% compared to $17.6 million in the third quarter of 2006.  The Company’s recently acquired frozen fruit division, Rader Farms, Inc., accounted for $8.2 million of the quarterly net revenues, while the snack division delivered $17.2 million in net revenues, down 2% from the prior year.

Net income for the third quarter of 2007 was $0.04 million or $0.00 per basic and diluted share, compared to net income of $0.32 million or $0.02 per basic and diluted share last year.  The Company’s frozen fruit division delivered net income of $0.35 million, offset by a snack food division net loss of $(0.30) million in the quarter.

Snack food division net loss was affected by approximately $0.9 million in increased commodity costs compared to the prior year quarter and interest expense rose $0.4 million due to interest on debt primarily associated with the acquisition of Rader Farms.

Consolidated operating income, despite increased commodity costs, rose 12% to $0.54 million for the quarter, compared to $0.48 million in the year-ago quarter.

Comments from Management:

“The company’s third quarter performance was driven by two factors: 1) the acquisition of Rader Farms, which delivered strong net revenue growth and accretive earnings; and 2) unprecedented commodity cost increases, which materially affected snack food division net income,” commented Eric J. Kufel, President and Chief Executive Officer.

Rader Farms third quarter performance met Company expectations for net revenue and accretive earnings.  Consolidated net revenue grew at double-digit rates for the quarter compared to last year, which the Company expects to continue throughout 2008.  This growth is expected to come from existing customers and new national customers of Rader Farms, such as Safeway. The Company has begun efforts to expand distribution of its frozen fruit products and is developing value-added new product offerings.

The Company noted its annual harvest for Company grown berries, which occurs in June, July and August, and represents approximately 25 percent of Rader Farms IQF (individual quick frozen) fruit needs for the year, yielded nearly 3.8 million pounds of berries, down slightly from 3.9 million pounds in 2006.  Additionally, approximately 2.0 million pounds of raspberry byproduct for berry crumbles, purees and juices were processed in 2007 compared to approximately 1.0 million pounds of byproduct in 2006.

Management reported that in response to rising snack food commodity costs, price increases have been implemented on all the Company’s snack food brands, most of which are effective late December 2007.  The Company’s ability to maintain revenue levels with 3-5% price increases across most products is a key risk factor for 2008 results.

Boulder Canyon Natural Foods™ and Poore Brothers® brand snack year-to-date net revenues have grown 24% and 22%, respectively. T.G.I. Friday’s® brand salted snack net revenues have declined 6% year-to-date, though the Company is taking aggressive steps to return the brand to growth with new packaging, products and international expansion.

The test market of BURGER KING® brand snacks is on schedule with shipments beginning this week.  BURGER KING® brand salted snacks have generated strong initial customer interest.  The brand will be tested for consumer acceptance in the vending, convenience store, club store, drug store and grocery store channels—as well as in BURGER KING® restaurants—in the fourth quarter of 2007 and the first quarter of 2008.

Fourth Quarter 2007 and 2008 Outlook

The Company expects fourth quarter results similar to the third quarter, though it is targeting significantly improved profitability and revenue growth in 2008.   Profit improvement is expected as a result of previously mentioned snack division price increases, cost savings and growth from Rader Farms and the snack division.  The Company expects to deliver between $110-120 million in net revenues in 2008.

“The Company’s growth focus in 2008 is to grow our frozen fruit business at double-digit rates through expanded distribution and new products, to grow our warehouse delivered snack food business by complementing T.G.I. Friday’s® brand salted snacks with other major brands such as BURGER KING® brand snacks, and to continue building our potato chip brands with particular emphasis on Boulder Canyon Natural Foods™.  The Company’s profit focus in 2008 is to improve operating profit margins through implemented pricing actions, continued aggressive cost savings and efficiency programs and realizing margin improvement benefits of revenue growth,” continued Kufel.

“While disappointed in our third quarter results, the addition of Rader Farms has allowed us to maintain profitability during a challenging time in the food industry.  We believe the combination of price increases, the positive impact of Rader Farms and the growth potential of new brands like BURGER KING® and existing brands like Boulder Canyon Natural Foods™ position the company to improve its performance in 2008 and beyond,” concluded Kufel.

About The Inventure Group, Inc.

With facilities in Indiana, Arizona and Washington states, The Inventure Group is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING®, Tato Skins®, Poore Brothers®, Bob’s Texas Style® and Boulder Canyon Natural Foods™.  Additionally, The Inventure Group owns Rader Farms™, a leading grower, processor and marketer of premium frozen blueberries, raspberries, berry blends and other fruit products. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$25,372,397	$17,576,141	$65,278,389	$53,669,053
Cost of revenue	20,876,973	13,929,567	53,324,358	43,224,109
Gross profit	4,495,424	3,646,574	11,954,031	10,444,944
Selling, general & administrative expenses	3,959,539	3,166,404	10,462,822	9,053,623
Operating income	535,885	480,170	1,491,209	1,391,321
Interest income (expense), net	(408,856)	73,356	(564,821)	176,953
Income before income (provision)	127,029	553,526	926,388	1,568,274
Income tax (provision)	(85,600)	(224,100)	(447,673)	(627,700)
Net income	$41,429	$329,426	$478,715	$940,574

Earnings per common share:
Basic	$0.00	0.02	$0.02	$0.05
Diluted	$0.00	0.02	$0.02	$0.05
Weighted average number of common shares:
Basic	19,285,759	19,505,400	19,297,135	19,489,637
Diluted	19,290,538	19,625,173	19,317,235	19,595,364

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 29, 2007	Dec. 30, 2006
	(unaudited)	(unaudited)
Current assets	$24,416,733	$20,038,930
Property and equipment, net	22,943,819	12,534,444
Other assets, net	17,421,051	10,238,890
Total assets	$64,764,010	$42,812,264

Line of credit	$7,687,707	$—
Other current liabilities	12,070,867	6,626.269
Long-term debt	12,733,804	3,973,461
Other long-term liabilities	2,200,115	2,291,542
Total liabilities	34,674,900	12,891,272
Shareholders’ equity	32,574,914	31,766,413
Treasury Stock, at cost	(2,485,804)	(1,845,421)
Total liabilities and shareholders’ equity	$64,764,010	$42,812,264